Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Investor Relations

(713) 849-9911

IR@flotekind.com

Flotek Industries Announces Agreement to Repurchase Senior

Secured Convertible Notes

HOUSTON, December 28, 2011 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) announced today that it has entered into a Repurchase Agreement (the “Agreement”) with the holders of the Company’s 5.25% Senior Secured Convertible Notes due in 2028 (the “Notes”).

Under the terms of the Agreement Flotek will pay the holders of the Notes 104.95% of the principal amount plus accrued interest at closing. All of the holders of the notes have agreed to participate in the redemption process which will retire approximately $36 million of Flotek indebtedness. The payment, which will be in cash, will come from Company cash balances.

“Flotek is delighted to announce this transformational transaction as we conclude 2011 that significantly strengthens our balance sheet,” said John Chisholm, Chairman of the Board and President of Flotek. “Our cash generation in 2011 combined with our outlook for 2012 created the opportunity to continue the fundamental improvement of our balance sheet. In the past nine months we have reduced our indebtedness by nearly 50%, or nearly $70 million. This redemption is done with no dilution to shareholders, at a premium less than the interest due in the coming 12 months, and leaves Flotek with an abundance of liquidity to execute our 2012 growth plan. Moreover, it removes any doubt and distraction regarding Flotek’s ability to deal with its future debt obligations.”

As of December 23, 2011 Flotek’s cash balance was over $45 million. In addition, the Company has a $35 million revolving credit facility through PNC Bank that is currently undrawn. The Company anticipates capital spending of approximately $14 million in 2012 and expects operating cash flow and its credit capacity to be more than sufficient to meet capital needs.

“There should be little doubt that Flotek is a stronger, more focused company today than ever before in its history and this seminal financial transaction is just one sign of Flotek’s evolution in the past two years,” added Chisholm. “This would not have been possible without the dedication of the entire Flotek team that, over the course of the past twelve months, has shown incredible effort and spirit in turning our vision into reality. That said, there is much work ahead of us and, as we look ahead to 2012, we see challenges that offer opportunities to create more value for all Flotek stakeholders.”

The transaction is expected to close on January 5, 2012.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.”

For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

SOURCE Flotek Industries, Inc.